Exhibit 10.1

AGREEMENT
This Agreement, dated as of February 8, 2012, is by and among Pixelworks, Inc., an Oregon corporation (the “Company”), and Steven R. Becker, an individual resident of Texas (“Becker”), Matthew A. Drapkin, an individual resident of New York (“Drapkin”), BC Advisors, LLC, a Texas limited liability company, Becker Drapkin Management, L.P., a Texas limited partnership, Becker Drapkin Partners (QP), L.P., a Texas limited partnership, Becker Drapkin Partners, L.P., a Texas limited partnership, and BD Partners IV, L.P., a Texas limited partnership (collectively with Becker and Drapkin, the “Shareholder Group”), and Bradley Shisler, an individual resident of Texas (“Shisler”).
WHEREAS, the Company and the Shareholder Group have determined that the interests of the Company and its shareholders would be best served by adding Becker and Shisler to the Board (as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.    Definitions. For purposes of this Agreement:
(a)    The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that neither “Affiliate” nor “Associate” shall include (i) any person that is a publicly held concern and is otherwise an Affiliate or Associate by reason of the fact that a principal of any member of the Shareholder Group serves as a member of the board of directors or similar governing body of such concern, (ii) such principal in its capacity as a member of the board of directors or other similar governing body of such concern or (iii) any entity which is an Associate solely by reason of clause (a) of the definition of Associate in Rule 12b-2 and is not an Affiliate.
(b)    The terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Common Stock” means the common stock of the Company, par value $0.001 per share.
(e)    “Ownership Interest” means, with respect to the Common Stock, having beneficial ownership of the Common Stock.
(f)    The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, the media, estate, trust, association, organization or other entity of any kind or nature, including any governmental authority.
(g)    “Standstill Period” means the period from the date hereof until the later of (i) thirty (30) days after the date on which neither Becker nor Shisler (nor, as applicable, any replacement director(s) appointed pursuant to Section 5 hereof) continue to serve as a member of the Board, and (ii) the earlier of:
(A)    February 8, 2014, and

(B)    thirty (30) days after the date on which the Board has accepted the resignation of both Becker and Shisler (and, as applicable, any replacement director(s) appointed pursuant to Section 5 hereof) as directors pursuant to Section 6(a)(i) hereof;
provided that the Standstill Period shall end on such date, if any, as the Company has breached in any material respect any of its representations, warranties, commitments or obligations set forth in Sections 2, 4, 5 or 14 hereof and such breach has not been cured within thirty (30) days following written notice of such breach, so long as such breach is curable.
2.    Representations and Warranties of the Company. The Company represents and warrants as follows as of the date hereof:
(a)    The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.
(c)    The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree, in each case that is applicable to the Company, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document of the Company or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which the Company is a party or by which it is bound and which is material to the Company's business or operations.
3A.    Representations and Warranties of the Shareholder Group. Each member of the Shareholder Group severally, and not jointly, represents and warrants with respect to himself or itself as follows as of the date hereof:
(a)    Such member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such member, if an entity, has the corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly and validly authorized, executed, and delivered by such member, constitutes a valid and binding obligation and agreement of such member, and is enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.
(c)    The execution, delivery and performance of this Agreement by such member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such member, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document, if an entity, or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which such member is a party or by which such member is bound and which is material to such member.
(d)    As of the date hereof, such member is the beneficial owner of the number of shares of Common Stock as set forth on the applicable cover page (including any cross-referenced information) relating to such member in the report of beneficial ownership of Common Stock on Amendment No. 2 to Schedule 13D filed by members of the Shareholder Group with the SEC on January 9, 2012 (“Schedule 13D”). As of the date hereof, the members of the Shareholder Group and their Affiliates and Associates own in the aggregate 2,686,185 shares of Common Stock. Except for those Affiliates and Associates of such member with respect to whom a cover page is included in the Schedule 13D, no other Affiliate or Associate of such member beneficially owns any shares of Common Stock.
(e)    In addition, Becker consents and agrees to serve as a director of the Company as of the date hereof in accordance with the terms of this Agreement.
3B    Representations and Warranties of Shisler. Shisler represents and warrants with respect to himself as follows as of the date hereof:
(a)    Shisler has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly and validly authorized, executed, and delivered by Shisler, constitutes a valid and binding obligation and agreement of Shisler, and is enforceable against Shisler in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.
(c)    The execution, delivery and performance of this Agreement by Shisler does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Shisler, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which Shisler is a party or by which Shisler is bound and which is material to Shisler.
(d)    As of immediately prior to the execution of this Agreement, neither Shisler, nor any Affiliate or Associate of Shisler, is the beneficial owner of any shares of Common Stock. Upon execution of this Agreement, Shisler may be deemed to have formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with the Shareholder Group with respect to the Common Stock.
(e)    In addition, Shisler consents and agrees to serve as a director of the Company as of the date hereof in accordance with the terms of this Agreement.
4.    Appointment of Directors; Related Matters. (a) Provided that the Shareholder Group's Ownership Interest and Shisler's Ownership Interest is, in the aggregate as of the Appointment Date, at least equal to 5% of the outstanding Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act) (“Ownership Test”) and a Shareholder Group Breach has not occurred and is continuing, as soon as reasonably practicable, but in any event, no later than at the meeting of the Board scheduled for February 10, 2012 (the “Appointment Date”), the Board shall:
(i)    appoint Becker to the Board as a Class II director (with a term expiring at the Annual Meeting to be held in 2012) and adopt a resolution appointing him to the Compensation Committee of the Board, in each case effective as of the Appointment Date; and
(ii)    appoint Shisler to the Board as a Class II director (with a term expiring at the Annual Meeting to be held in 2012) and adopt a resolution appointing him to the Corporate Governance and Nominating Committee of the Board, in each case effective as of the Appointment Date; and
(iii)    adopt a resolution in accordance with the Company's Articles of Incorporation and Bylaws increasing the size of the Board to a total of eight (8) directors in order to accommodate Becker's and Shisler's appointment as directors of the Company pursuant to Section 4(a)(i) and (ii) hereof, effective as of the Appointment Date.
(b)    Provided that the Ownership Test has been met, a Shareholder Group Breach has not occurred and is continuing and Becker and Shisler consent to serve, the Board and the Corporate Governance and Nominating Committee shall nominate Becker and Shisler for re-election as directors in Class II (with terms expiring at the Annual Meeting to be held in 2014) when their respective terms expire at the Annual Meeting to be held in 2012. In addition, the Company shall recommend that the Company's shareholders vote, and shall solicit proxies, in favor of the election of Becker and Shisler at such Annual Meeting and otherwise support Becker and Shisler for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. In addition, if elected at such Annual Meeting, Becker and Shisler shall continue to serve on the Compensation Committee and the Corporate Governance and Nominating Committee, respectively, so long as Becker and Shisler continue to meet all the charter, legal and listing requirements for service on such committees.
(c)    Provided that a Shareholder Group Breach has not occurred and is continuing, the Company agrees that, during the Standstill Period, the Company will not change the Class year of Becker or Shisler as a director unless (i) the Shareholder Group has consented to such change or (ii) such change would extend the term of Becker's or Shisler's, as applicable, term as a director. Provided that the Ownership Test has been met and a Shareholder Group Breach has not occurred and is continuing, the Company agrees that, during the Standstill Period, the Company will not remove Becker from the Compensation Committee or Shisler from the Corporate Governance and Nominating Committee without the prior consent of the Shareholder Group, as the case may be, so long as Becker and Shisler continue to serve on the Board and meet all the charter, legal and listing requirements for service on such committees.
(d)    If the Corporate Governance and Nominating Committee and the Board have resolved to recommend Becker and/or Shisler for election to the Board at an Annual Meeting, as long as a Shareholder Group Breach has not occurred and is continuing and Becker and/or Shisler, as applicable, consent to serve, the Company shall recommend that the Company's shareholders vote, and shall solicit proxies, in favor of the election of Becker and/or Shisler, as applicable, at such Annual Meeting and otherwise support Becker and/or Shisler, as applicable, for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.
5.    Replacement Directors. So long as a Shareholder Group Breach has not occurred and is continuing and the Ownership Test has been met, if at any time during the Standstill Period, Becker or Shisler is unable or unwilling to serve as a director of the Company, other than as a result of Becker's or Shisler's resignation pursuant to Section 6 or 19 hereof, the Shareholder Group and the Board (excluding Becker and Shisler) shall appoint a mutually agreeable replacement for Becker or Shisler, as applicable

(in which case all references in this Agreement to “Shisler” shall also refer to any such replacement, provided that references in this Agreement to “Shareholder Group” will not include such person unless they are otherwise already a member), within 90 days of Becker or Shisler validly tendering his resignation from the Board. The mechanism for selection of the replacement shall be as follows: the Shareholder Group shall propose at least three candidates for consideration by the Board (excluding Becker and Shisler) and the Board (excluding Becker and Shisler) shall have the option of either (a) selecting one of such candidates for appointment as the replacement or (b) rejecting all three and requesting the Shareholder Group to propose another three candidates for consideration by the Board (excluding Becker and Shisler), which process shall continue until a replacement is selected by the Board (excluding Becker and Shisler). Prior to any such appointment, a replacement candidate shall complete the process set forth in the Company's Corporate Governance Policy and shall execute and deliver to the Company a counterpart to this Agreement agreeing to be bound by the terms hereof, including without limitation Sections 6, 9, 10 and 19.
6.    Minimum Ownership. (a) Becker and Shisler each hereby irrevocably tenders his resignation as director effective as of the date that (i) the Ownership Interest of the Shareholder Group and Shisler, in the aggregate, falls below 5% of the outstanding Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act) or (ii) the Shareholder Group and/or Shisler breaches its obligation under Section 6(b) and such breach has not been cured within five (5) days following written notice of such breach. The Board may accept either or both such resignations, in its sole discretion, by a majority vote (excluding Becker and Shisler). For the avoidance of doubt, in the event Becker or Shisler resign from the Board and a replacement director(s) is appointed pursuant to Section 5 hereof, this Section 6(a) shall apply to such replacement director(s), and the Shareholder Group, Shisler and their respective Affiliates and Associates shall cause such replacement director(s) to fulfill such obligation.
(b)    For purposes of this Agreement, the Ownership Interest of the Shareholder Group and Shisler shall be determined based on the latest public filing made by the Shareholder Group and/or Shisler with the SEC with respect to its Ownership Interest; provided that if at any time the Shareholder Group or Shisler is no longer required to publicly disclose its Ownership Interest through public filings made with the SEC, the Shareholder Group or Shisler, as applicable, shall (i) promptly (and in any event within five (5) days) inform the Company of any change in its Ownership Interest, (ii) disclose its Ownership Interest to the Company on a quarterly basis, and (iii) at the Company's request, produce documentary evidence reasonably necessary to verify that its Ownership Interest reported to the Company is accurate.
7.    Voting. At all shareholder meetings where the matters described in this Section 7 will be voted on during the Standstill Period, each member of the Shareholder Group and Shisler shall cause all shares of Common Stock owned of record or beneficially owned by it or its respective Affiliates or Associates to be present for quorum purposes and to be voted in favor of all directors nominated by the Board for election, against any Sale Transaction (defined below) that is not approved by a majority of the Board, provided that neither members of the Shareholder Group nor Shisler shall be required to vote in favor of a Sale Transaction that was approved by the Board.
8.    Standstill. Each member of the Shareholder Group and Shisler agrees that, other than as may be required by applicable law, order or regulation, during the Standstill Period, he or it will not, and he or it will cause each of such person's respective Affiliates, Associates and agents and any other persons acting on his or its behalf not to:
(a)    acquire, offer to acquire or agree to acquire, alone or in concert with any other person, individual or entity, by purchase, tender offer, exchange offer, agreement or business combination or any other manner, beneficial ownership of shares of the Common Stock or any other securities of the

Company or any securities of any Affiliate of the Company (other than (i) the acquisition of equity-based compensation pursuant to Section 12 hereof and the exercise of any options or conversion of any convertible securities comprising such equity-based compensation and (ii) the direct acquisition by Shisler of up to an aggregate of 10,000 shares of Common Stock in addition to the acquisition or exercise of any equity-based compensation he may receive pursuant to Section 12);
(b)    submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board or oppose the directors nominated by the Board, other than as expressly permitted by this Agreement;
(c)    form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other members of the Shareholder Group, Shisler or one or more of their respective Affiliates with respect to the Common Stock or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;
(d)    engage in discussions with other shareholders of the Company, solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to the Common Stock, or make, or in any way encourage, influence or participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting or tendering, any shares of Common Stock with respect to any matter, including without limitation, any Sale Transaction that is not approved by a majority of the Board, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any shareholder meeting;
(e)    call, seek to call, or to request the calling of, a special meeting of the shareholders of the Company, or seek to make, or make, a shareholder proposal at any meeting of the shareholders of the Company or make a request for a list of the Company's shareholders (or otherwise induce, encourage or assist any other person to initiate or pursue such a proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;
(f)    effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, solicit, encourage or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in (including by tendering or selling into) (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any transfer or acquisition of shares of the Common Stock or other securities of the Company or any securities of any Affiliate of the Company if, after completion of such transfer or acquisition or proposed transfer or acquisition, a person or group would beneficially own, or have the right to acquire beneficial ownership of, more than 4.9% of the outstanding shares of Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act); provided that open market sales of securities through a broker by the Shareholder Group or Shisler which are not actually known by the Shareholder Group or Shisler, respectively, to result in any transferee acquiring beneficial ownership of more than 4.9% of the outstanding shares of Common Stock shall not be included in this clause (ii) or constitute a breach of this Section 8, (iii) any tender offer or exchange offer, merger, change of control, acquisition or other business combination involving the Company or any of its subsidiaries, or (iv) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries (any of the transactions or events described in (i) through (iv) above are referred to as a “Sale Transaction”), unless such Sale Transaction is approved by a majority of the Board; provided that this paragraph shall not require members of the Shareholder Group or Shisler to vote in favor of a Sale Transaction that was approved by the Board;
(g)    publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 7 hereof or this Section 8, or otherwise seek (in any manner that would require public disclosure by any of the members of the Shareholder Group, Shisler or their respective Affiliates or Associates) to obtain any waiver, consent under, or amendment of, any provision of this Agreement;
(h)    publicly disparage any member of the Board or management of the Company, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure;
(i)    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Company's securities;
(j)    enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person that engages, or offers or proposes to engage, in any of the foregoing; or
(k)    take or cause or induce or assist others to take any action inconsistent with any of the foregoing.
Notwithstanding the foregoing, it is understood and agreed that this Agreement shall not be deemed to prohibit Becker or Shisler from engaging in any lawful act in his capacity as a director of the Company that is either expressly approved by the Board or required in order to comply with his fiduciary duties as a director.
9.    Company Policies. (a) By the Appointment Date, each of Becker and Shisler will have reviewed the Company's Code of Business Conduct and Ethics, Corporate Governance Guidelines, Whistleblower Policy and all other Company policies concerning confidentiality, disclosure, insider trading, window periods and material non-public information, and the charters of the Compensation Committee and the Corporate Governance and Nominating Committee (collectively, the “Company Policies”), and each of Becker and Shisler agree to abide by the provisions of the Company Policies, as they may be amended from time to time, during his service as a director of the Company and for such period of time thereafter as may be set forth in the Company Policies.
(b)    Until the date Company files its next annual or quarterly report pursuant to Section 13 or 15(d) of the Exchange Act following the date on which no member of the Shareholder Group (nor any replacement director(s) appointed pursuant to Section 5 hereof who is an Affiliate, Associate or employee of any member of the Shareholder Group) continues to serve as a member of the Board, the Shareholder

Group will and will cause its Affiliates and Associates and all related persons to abide by all Company Policies concerning confidentiality, insider trading, window periods and material non-public information.
(c)    Until the date Company files its next annual or quarterly report pursuant to Section 13 or 15(d) of the Exchange Act following the date on which Shisler no longer continues to serve as a member of the Board, Shisler will and will cause his Affiliates and Associates and all related persons to abide by all Company Policies concerning confidentiality, insider trading, window periods and material non-public information.
(d)    The members of the Shareholder Group and Shisler acknowledge that they are aware that United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling any securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
10.    Confidentiality. (a) Becker and Shisler, in their capacity as directors, and Drapkin will have access to and be provided with Confidential Information (as defined below). Each of Becker, Drapkin and Shisler acknowledges the confidential and proprietary nature of the Confidential Information and agrees that until the first anniversary of the date on which such person's tenure as director of the Company ends, he will (i) keep the Confidential Information strictly confidential, (ii) use the Confidential Information solely for the purpose of serving as directors, (iii) use the same degree of care to protect the Confidential Information from unauthorized use or disclosure as he would use to protect his own confidential information of a similar nature, but in no event with less than reasonable care, and (iv) not disclose the Confidential Information in any manner whatsoever to any person, except (A) with the specific prior written consent of the Company, (B) to Becker's or Shisler's respective legal counsel or accountants who need to know such information to assist Becker or Shisler in their duties as directors (provided such parties agree to keep such Confidential Information confidential and Becker, Drapkin and/or Shisler, as the case may be, shall be responsible for any breach of the provisions of Section 10 by any person to whom he discloses Confidential Information), or (C) to the extent provided in Section 10(c) below. For the avoidance of doubt, Becker, Drapkin and Shisler may discuss Confidential Information with one another. The duties and obligations in this Section 10 shall be in addition to, and shall in no way limit, any duty or obligation of a director otherwise provided under applicable law.
(b)    As used in this Agreement, the term “Confidential Information” means and includes all information disclosed, furnished or made available (whether before or after the date of this Agreement) by the Company or its directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Representatives”) to Becker, Drapkin or Shisler, including but not limited to business plans, financial reports, financial data, employee data, customer lists, forecasts, strategies, and all other business information, together with any copies, notes, abstracts, analyses, compilations, studies, interpretations, documents or records and other tangible embodiments that are based on, derived from, refer or relate to or contain any of such information, whether made by the Company, Becker, Drapkin or Shisler or any other person. Confidential Information may be that of or concern the Company or third parties. “Confidential Information” shall not include information that is or was (i) in the public domain or was or becomes generally available to the public other than as a result of disclosure by (x) Becker, Drapkin, Shisler or any person to whom either of them disclose Confidential Information or (y) any other person prohibited from transmitting the information to the public by a contractual, legal, fiduciary or other binding obligation with or to the Company, (ii) independently acquired by Becker, Drapkin or Shisler without use of the Confidential Information or violation of any of their obligations under this Agreement or any other contractual, legal, fiduciary or other binding obligation of Becker, Drapkin, Shisler or any person to whom any of them discloses Confidential Information, or (iii) was available, or becomes available, to Becker, Drapkin or Shisler on a non-confidential basis other than as a result of its disclosure to Becker, Drapkin or Shisler by the Company or any Representative of the Company, but only if the source of such information is not prohibited from transmitting the information to Becker, Drapkin or Shisler by a contractual, legal, fiduciary or other binding obligation.
(c)    In the event either Becker, Drapkin and Shisler is requested or required (by deposition, interrogatory, request for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) pursuant to court order, law, regulation, rule, governmental, judicial, legislative, administrative, regulatory or self-regulatory body or legal process (collectively, “Law”) to disclose any of the Confidential Information, he shall, unless otherwise expressly prohibited by Law, provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Becker, Drapkin or Shisler is nonetheless, in the opinion of his legal counsel, required by Law to disclose Confidential Information, Becker, Drapkin or Shisler may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information that such counsel advises is required by Law to be disclosed, provided that Becker, Drapkin and Shisler exercise his reasonable efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Company to obtain an appropriate protective order or other reliable assurance, in each case at the Company's expense, that confidential treatment will be accorded the Confidential Information. In no event will Becker or Drapkin or any other member of the Shareholder Group or Shisler oppose (and they will cause their respective Affiliates and Associates not to oppose) any action by the Company to obtain a protective order or other relief to prevent the disclosure of such information or to obtain reliable assurance that confidential treatment will be afforded such information.
11.    Questionnaires. By the Appointment Date, each of Becker and Shisler will have accurately completed the form of questionnaire provided by the Company for its use in connection with their appointment to the Board and preparation of the Company's proxy statement and other reports filed with the SEC.
12.    Compensation. Each of Becker and Shisler shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.
13.    Indemnification and Insurance. Each of Becker and Shisler shall be entitled to the same rights of indemnification and directors and officers' liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.
14.    Non-Disparagement. Provided that a Shareholder Group Breach has not occurred and is continuing, during the Standstill Period the Company shall not publicly disparage any member of the Shareholder Group or any member of the management of the Shareholder Group or Shisler, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation or are subject to contractual provisions providing for confidential disclosure.
15.    SEC Filings. The members of the Shareholder Group shall promptly file an amendment to the Schedule 13D reporting the entry into this agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Such amendment shall also reflect the withdrawal of the letter dated January 6, 2012 to the Secretary of the Company requesting certain information (the “Demand Letter”) as described in Section

16 hereof. Such members of the Shareholder Group shall provide the Company with a reasonable opportunity to review and comment on such amendment in advance of filing, and shall accept any such reasonable and timely comments of the Company.
16.    Withdrawal of Demand Letter; Form 8-K. The Company shall provide to Becker and Shisler a reasonable opportunity to review and comment on its Form 8-K with respect to the execution and delivery of this Agreement by the parties hereto in advance of its filing, and shall consider in good faith the reasonable and timely comments of Becker and Shisler. The Shareholder Group hereby withdraws the Demand Letter, effective upon the Appointment Date. No member of the Shareholder Group nor Shisler shall make (and they will cause their respective Affiliates and Associates not to make) any public statements with respect to the matters covered by this Agreement (including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange, or in any materials that would reasonably be expected to be filed with the SEC, including pursuant to Exchange Act Rules 14a-6 or 14a-12) that are inconsistent with, or otherwise contrary to, this Agreement or the statements in any above described press release or Form 8-K filing.
17.    Expenses. All costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such cost or expense.
18.    Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court located in the County of Santa Clara, State of California, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.
19.    Resignation of Directors. Becker and Shisler each hereby irrevocably tenders his resignation as director effective as of the date, if any, that any member of the Shareholder Group or Shisler breaches in any material respect any of their representations, warranties, commitments or obligations set forth in Sections 3A, 3B, 7, 8, 9, 10, 11 and 16 hereof (which, for the avoidance of doubt, shall include the failure of any member of the Shareholder Group or Shisler to cause its respective Affiliates and Associates to comply with and perform such representations, warranties, commitments or obligations as if they were a party hereto and bound thereby), and such breach has not been cured within five (5) business days, with respect to breaches of Sections 7, 8, 9 and 10, or thirty (30) days, with respect to breaches of other sections, following written notice of such breach so long as such breach is curable (any of the above or a breach of Section 6(b), a “Shareholder Group Breach”). The Board may accept either or both such resignations, in its sole discretion, by a majority vote (excluding Becker and Shisler). For the avoidance of doubt, in the event Becker or Shisler resign from the Board, and a replacement director(s) is appointed pursuant to Section 5 hereof, this Section 19 shall apply to such replacement director(s), and the Shareholder Group, Shisler and their respective Affiliates and Associates shall cause such replacement director(s) to fulfill such obligation. A Shareholder Group Breach shall be considered to be “continuing” if it is not curable or, if curable, is not cured within the applicable time frame set forth in this Section 19.
20.    Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court located in the County of Santa Clara, State of California (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 24 hereof will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, agrees and consents to the personal jurisdiction of the state and federal courts located in the County of Santa Clara, State of California, and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts located in the County of Santa Clara, State of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.
21.    Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oregon applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.
22.    Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Facsimile or electronic (i.e., PDF) signatures shall be as effective as original signatures.
23.    Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and assigns.
24.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by telecopy, when such telecopy is transmitted to the telecopy number set forth below, or to such other telecopy number as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 24, and the appropriate confirmation is received, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 24, or at such other address as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 24:
if to the Company:
Pixelworks, Inc.
224 Airport Parkway, Suite 400
San Jose, California 95110
Facsimile: (408) 200-9299
Attention: Corporate Secretary

with a copy to:
Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, California 94105
Facsimile: (415) 374-8459
Attention: Michael L. Reed
if to the Shareholder Group or any member thereof:
Becker Drapkin Management, L.P.
300 Crescent Court
Suite 1111
Dallas, Texas 75201
Facsimile: (214) 756 6037
Attention: Steven R. Becker
Attention: Matthew A. Drapkin
with a copy to:
Boies, Schiller & Flexner LLP
575 Lexington Avenue, 7th Floor
New York, New York 10022
Facsimile: (212) 446-2350
Attention: Richard J. Birns, Esq.
if to Shisler:
2100 McKinney Ave
Suite 1770
Dallas, TX 75201
Attention: Bradley Shisler
25.    No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, and their respective Affiliates to the extent provided herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

COMPANY:
PIXELWORKS, INC.

By: /s/ Steven L. Moore
Steven L. Moore
VP and CFO

[Signature Page to Standstill Agreement]

/s/ Steven R. Becker	/s/ Matthew A. Drapkin
Steven R. Becker	Matthew A. Drapkin

BC ADVISORS, LLC	BECKER DRAPKIN MANAGEMENT, L.P.
By: BC Advisors, LLC, its general partner
By: /s/ Steven R. Becker	By: /s/ Steven R. Becker
Name: Steven Becker	Name: Steven Becker
Title: Managing Partner	Title: Managing Partner

BECKER DRAPKIN PARNTERS (QP), L.P.	BECKER DRAPKIN PARTNERS, L.P.
By: Becker Drapkin Management, L.P., its general partner	By: Becker Drapkin Management, L.P., its general partner
By: BC Advisors, LLC, its general partner	By: BC Advisors, LLC, its general partner
By: /s/ Steven R. Becker	By: /s/ Steven R. Becker
Name Steven Becker	Name: Steven Becker
Title: Managing Partner	Title: Managing Partner

BD PARTNERS IV, L.P.
By: Becker Drapkin Management, L.P., its general partner
By: BC Advisors, LLC, its general partner
By: /s/ Steven R. Becker
Name Steven Becker
Title: Managing Partner

[Signature Page to Standstill Agreement]

/s/ Bradley Shisler
BRADLEY SHISLER

[Signature Page to Standstill Agreement]